SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549
                                FORM N-8A

                       NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(A) OF THE
                      INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

         FIRST TRUST EXCHANGE-TRADED ALPHADEX(TM) FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1001 Warrenville Road, Suite 300, Lisle, Illinois 60532

Telephone Number (including area code):

         (630) 241-4141

Name and Address of agent for service of process:

         W. Scott Jardine
         First Trust Portfolios L.P.
         1001 Warrenville Road, Suite 300
         Lisle, Illinois 60532

Check appropriate box:

         Registrant is filing a Registration Statement pursuant to
         Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         Yes [X]    No __


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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 26th day of February, 2007.

                            FIRST TRUST EXCHANGE-TRADED ALPHADEXTM FUND

                            (Name of Registrant)

                            By: /s/ James A. Bowen
                               -------------------------------------
                               James A. Bowen, President, Chairman
                               of the Board and Trustee


Attest:  /s/ W. Scott Jardine
         --------------------------
         W. Scott Jardine
         Secretary